Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Burger King Worldwide Holdings, Inc.

We consent to the use of our report dated April 16, 2012, except for note 22, as to which the date is June 13, 2012, with respect to the consolidated balance sheets of Burger King Worldwide Holdings, Inc. and subsidiaries as of December 31, 2011 and 2010 (Successor Entity) and June 30, 2010 (Predecessor Entity), and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2011 (Successor Entity), the period from October 19, 2010 to December 31, 2010 (Successor Entity), the period from July 1, 2010 to October 18, 2010 (Predecessor Entity) and for each of the years in the two-year period ended June 30, 2010 (Predecessor Entity), included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Miami, Florida

June 15, 2012

Certified Public Accountants